2018 EQUITY INCENTIVE PLAN OF
TECH DATA CORPORATION

2018 EQUITY INCENTIVE PLAN
OF TECH DATA CORPORATION
1.PURPOSE
Tech Data Corporation (the “Company”) has established the 2018 Equity Incentive Plan of Tech Data Corporation (the “Plan”) to promote the growth and profitability of the Company by strengthening its ability to attract and retain selected executive officers, employees and members of the Company’s Board, to reward and motivate selected executive officers, employees and members of the Company’s Board to achieve business objectives established to promote the long-term growth, profitability and success of the Company, and to better align the interests of selected executive officers, employees and members of the Company’s Board with the Company’s shareholders by encouraging ownership of the Common Stock of the Company. The Plan authorizes the grant of stock and cash incentive compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards. The Plan also permits the establishment of sub-plans for purposes of the grant of Awards to Employees employed outside of the United States in order to achieve tax, securities, employment or other purposes and objectives, and to conform the terms of the Plan with the laws and the requirements of such countries and jurisdictions.
2.DEFINITIONS
For the purposes of the Plan, the following terms shall have the following meanings:
“AGGREGATE SHARE LIMIT” means the maximum number of shares of Common Stock issuable under the Plan and set forth in Section 4 of the Plan.
“AWARD” means a Stock Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Award or Other-Stock-Based Award granted pursuant to the Plan.
“AWARD AGREEMENT” means any written or electronic agreement, contract or other instrument or document evidencing an Award which may, but need not, be executed or acknowledged by the Company and/or a Participant.
“BENEFICIAL OWNER” means a “beneficial owner” within the meaning of Rule 13d-3 under the Exchange Act.
“BOARD” means the Board of Directors of the Company.
“CODE” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute thereto, together with the published rulings, regulations and interpretations duly promulgated thereunder.
“COMMITTEE” means the Compensation Committee of the Board, or such other persons or committee to which the Board has delegated any authority, as may be appropriate and permitted under the Plan and applicable law. A person may serve on the Committee only if he or she is (i) a “non-employee director” within the meaning of Rule 16(b)-3 under the Exchange Act, and (ii) to the extent the administration of an Award relates to a Section 162(m) Grandfathered Award, an “outside director” within the meaning of Section 162(m) of the Code .
“COMMON STOCK” means the common stock, par value of $.0015, of the Company, or any security issued by the Company in substitution or exchange therefor or in lieu thereof.
“COMPANY” means Tech Data Corporation, a Florida corporation, and any successor corporation.
“DIRECTOR” means a member of the Board.

“DISABILITY” means: (i) for a Participant granted an Incentive Stock Option, a physical or mental condition that qualifies as a “disability” within the meaning of Section 22(e)(3) of the Code; (ii) for a Participant granted an Award other than Incentive Stock Options and employed in the United States, a physical or mental condition that qualifies as a “disability” under the U.S. long-term disability plan of the Company (irrespective of whether the Participant is eligible to participate in such plan) and which prevents such Participant from being in the full-time active employment of the Company for the entire period of 180 days immediately preceding termination of employment; (iii) for a Participant granted an Award that constitutes non-qualified deferred compensation that is subject to Section 409A of the Code and with respect to which disability is a distribution event, a physical or mental condition that meets the requirements of Section 409A of the Code; and (iv) for a Participant granted an Award and employed outside of the United States, a physical or mental condition that qualifies as a long-term disability as determined under local law or as determined by the Committee in its sole discretion.
“DIVIDEND EQUIVALENT” means, in respect of a Restricted Stock Unit, a Performance Award that is a Full Value Award or an Other Stock-Based Award that is a Full Value Award, an amount equal to the cash dividend on one share of Common Stock payable on a dividend payment date.
"EMPLOYEE" means any Executive Officer or other employee (as defined in accordance with Section 3401(c) of the Code or, for individuals performing services outside of the United States, as defined in accordance with applicable local law) who is on the active payroll of the Company or a Subsidiary. For purposes of the Plan, an individual shall cease to be an Employee either upon an actual termination of employment with the Company or a Subsidiary, or upon the Subsidiary employing such individual ceasing to be a Subsidiary. For purposes of the Plan, the Committee, in its sole discretion shall determine whether an individual shall cease to be an Employee while such individual is on any military leave, sick leave, statutory leave (as determined under local law) or other bona fide leave of absence (as determined under local law) and the effective date of such individual’s employment termination. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Committee's determination, all such determinations by the Committee shall be final, binding and conclusive, notwithstanding that any governmental agency subsequently makes a contrary determination.
“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended and in effect from time to time, including all rules and regulations promulgated thereunder.
“EXECUTIVE OFFICER” means, at any time, an individual who is an Executive Officer of the Company within the meaning of Exchange Act Rule 3b-7 or who is an officer of the Company within the meaning of Exchange Act Rule 16a-1(f).
“FAIR MARKET VALUE” means, in respect of any date on or as of which a determination thereof is being or to be made, the closing sales price of a share of the Common Stock reported on such date on The Nasdaq Stock Market or, if the Common Stock was not traded on such date, on the preceding day on which sales of shares of the Common Stock were reported on The Nasdaq Stock Market, or if shares of Common Stock are not then listed on The Nasdaq Stock Market, the fair market value of a share of Common Stock on such date as determined in good faith by the Committee and under a reasonable application in compliance with Section 409A of the Code to the extent such determination is necessary for Awards under the Plan to comply with, or be exempt from, Section 409A of the Code.
“FULL VALUE AWARD” means any Award other than a (i) Stock Option, (ii) SAR, or (iii) other Award for which the Participant pays (or the value or amount payable under the Award is reduced by) an amount less than the Fair Market Value of the shares of Common Stock, determined as of the date of grant.
“GROUP” means two or more persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of an issuer within the meaning of Section 13(d) and 14(d) under the Exchange Act.
“INCENTIVE STOCK OPTION” means any Stock Option to purchase shares of Common Stock granted pursuant to Section 7 of the Plan that is intended to be and is specifically designated as an “incentive stock option” within the meaning of Section 422 of the Code.
“NON-QUALIFIED STOCK OPTION” means any Stock Option to purchase shares of Common Stock granted pursuant to Section 7 of the Plan that is not an Incentive Stock Option.

“OUTSIDE DIRECTOR” means a Director who is not an Employee.
“OTHER STOCK-BASED AWARDS” means a grant made pursuant to Section 11 of the Plan.
“PARTICIPANT” means an Employee or Outside Director to whom an Award has been granted under the Plan.
“PERFORMANCE AWARD” means a grant made pursuant to Section 10 of the Plan, the amount and settlement of which is contingent on the achievement of specific Performance Goals during a Performance Period, determined using a specific Performance Measure, all as specified in the related Award Agreement. Performance Awards may be granted in the form of Stock Options, SARs, Restricted Stock, Restricted Stock Units, and/or Other Stock-Based Awards.
“PERFORMANCE GOALS” mean, with respect to a Performance Award, one or more targets, goals or levels of attainment selected by the Committee required to be achieved in terms of the specified Performance Measure during the specified Performance Period.
“PERFORMANCE MEASURE” means, with respect to a Performance Award, one or more of the criteria identified at Section 10(c) of the Plan selected by the Committee for the purpose of establishing, and measuring attainment of, Performance Goals for a Performance Period in respect of such grant, as provided in the related Award Agreement. For purposes of clarity, the Committee may establish a Performance Measure on a regional or jurisdictional basis, Subsidiary by Subsidiary basis, product-line basis, consolidated Company basis, or any other manner that it determines appropriate in its sole discretion.
“PERFORMANCE PERIOD” means, with respect to a Performance Award, the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select during which the attainment of one or more Performance Goals will be measured.
“PERSON” means a “person” within the meaning of Section 13(d) and 14(d) under the Exchange Act.
“PLAN” means this 2018 Equity Incentive Plan of the Company, as may be amended from time to time.
“PRIOR PLAN” means the 2009 Equity Incentive Plan of Tech Data Corporation, as amended.
“RESTRICTED PERIOD” means the period, beginning on the date on which the Award is granted, during which shares of Common Stock issued to a Participant pursuant to an Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution.
“RESTRICTED STOCK” means shares of Common Stock issued pursuant to Section 9 of the Plan with a restriction on transferability, risk of forfeiture and such other restrictions as the Committee, in its sole discretion may impose, which restrictions generally will expire on a specified date, upon the occurrence of a specified event and/or on an accelerated basis under certain circumstances, as specified in this Plan and set forth in the related Award Agreement.
“RESTRICTED STOCK UNIT” means an unsecured and unfunded promise to deliver shares of Common Stock or value equal to such shares in the future pursuant to Section 9 of the Plan, the terms and conditions of which shall be specified in the related Award Agreement.
“SAR” means a stock appreciation right granted pursuant to Section 8 of the Plan, which entitles a Participant to receive, in the form of a cash payment or shares of Common Stock (as specified by the Committee), an amount equal to the excess of the Fair Market Value of a specified number of shares of Common Stock at the date of exercise over an exercise price established by the Committee on the date of grant.
“SEC” means the United States Securities and Exchange Commission or any successor thereto.
“SECTION 162(M) GRANDFATHERED AWARD” means an Award that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and that is eligible for transition relief from the changes to Section 162(m) provided under the Tax Cuts and Jobs Act.

“STOCK OPTION” means an Incentive Stock Option and/or a Non-Qualified Stock Option.
“SUBSIDIARY” means any corporation or entity in which the Company directly or indirectly owns or controls 50% or more of the equity securities issued by such corporation or entity having the power to vote for the election of directors, and for purposes of an Incentive Stock Option, means a “subsidiary corporation” as defined in Section 424(f) of the Code (or any successor section thereto).
3.     EFFECTIVE DATE AND TERM
(a)EFFECTIVE DATE. The Plan shall be effective on June 7, 2018, subject to the approval by the shareholders of the Company at the 2018 annual meeting of shareholders or any adjournments thereof.
(b)TERM. The Plan shall remain in effect until June 7, 2028, unless sooner terminated by the Board. Notwithstanding the foregoing, upon termination of the Plan, all Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms and conditions of the Award Agreements evidencing such Awards.
4.     SHARES OF COMMON STOCK SUBJECT TO PLAN
(a) MAXIMUM NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN. The Aggregate Share Limit, subject to adjustment as provided in Section 4(b) of the Plan, shall be two (2) million shares (2,000,000). The number of shares of Common Stock to which an Award relates shall be counted against the Aggregate Share Limit at the time of the grant of the Award. If any Award under the Plan is cancelled by mutual consent or terminates, expires or is forfeited for any reason without having been exercised or settled in full, or if shares of Common Stock pursuant to an Award are forfeited pursuant to the restrictions applicable to the Award, or if an Award is settled in the form of cash, cash equivalents or other property other than shares of Common Stock, the number of shares subject thereto shall again be available for purposes of the Plan. Notwithstanding the foregoing, the following shares of Common Stock shall not become available for purposes of the Plan:

(i)	shares of Common Stock previously owned or acquired by the Participant that are delivered to the Company, or withheld from settlement of an Award, to pay the exercise price;

(ii)	shares of Common Stock that are delivered or withheld for purposes of satisfying an income tax or social insurance contribution withholding obligation; or

(iii)	shares of Common Stock reserved for issuance upon the grant of an SAR that exceed the number of shares actually issued upon exercise.
The shares of Common Stock which may be issued under the Plan may be authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares of Common Stock shall be issued under the Plan.
(b) ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE. In the event of any change in the capital structure, capitalization or Common Stock of the Company such as a stock dividend, extraordinary dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change shall be made with respect to: (i) the Aggregate Share Limit and any other share limitations provided under the Plan; (ii) the number of shares of Common Stock and type or kind of securities subject to any outstanding or other Award made to any individual Participant under the Plan; (iii) the per share exercise price in respect of any outstanding Stock Options; (iv) the number of shares of Common Stock and the number of Restricted Stock Units or the value of such Restricted Stock Units, as the case may be, which are the subject of other Awards then outstanding under the Plan; and (v) any other term or condition of any grant affected by any such change; provided however that such adjustments be made in accordance with the rules and regulations of Section 409A of the Code and provided further that no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code and with respect to any Award no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) of the Code. Notwithstanding the foregoing, any adjustments made pursuant to this section that are considered “deferred compensation” under Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code and any adjustments that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.
(c) NO REPRICINGS OR EXCHANGES WITHOUT SHAREHOLDER APPROVAL. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Committee shall neither lower the exercise price of a Stock Option or an SAR, nor grant any Award or provide cash in replacement of a cancelled Stock Option or SAR that had been granted at a higher exercise price, without the prior approval of the Company’s shareholders.
5.     ADMINISTRATION
(a) THE COMMITTEE. The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the acts of a majority of the members present at any meeting at which a quorum is present shall be the acts of the Committee. Any one or more members of the Committee may participate in a meeting by conference telephone or similar means where all persons participating in the meeting can hear and speak to each other, which participation shall constitute presence in person at such meeting. Action approved in writing by a majority of the members of the Committee then serving shall be fully as effective as if the action had been taken by unanimous vote at a meeting duly called and held. The Company shall make grants and effect Awards under the Plan in accordance with the terms and conditions specified by the Committee, which terms and conditions shall be set forth in Award Agreements and/or other instruments in such forms as the Committee shall approve.
(b) COMMITTEE POWERS. The Committee shall have full power and authority to operate and administer the Plan in accordance with its terms. The powers of the Committee include, but are not limited to:

(i)	select Participants from among Employees and Outside Directors;

(ii)	establish guidelines, criteria and overall numbers of and limits of Awards;

(iii)	establish the types of, and the terms and conditions of, all Awards made under the Plan, subject to any applicable limitations set forth in, and consistent with the express terms of, the Plan;

(iv)	make grants, conditionally or unconditionally, and pay or otherwise effect Awards subject to, and consistent with, the express provisions of the Plan;

(v)	establish Performance Goals, Performance Measures and Performance Periods, subject to, and consistent with, the express provisions of the Plan;

(vi)	reduce the amount of any Award;

(vii)	prescribe the form(s) of Award Agreements and other instruments evidencing Awards under the Plan;

(viii)	pay and to defer payment of Awards, or change the form of payment, on such terms and conditions, not inconsistent with the express terms of the Plan, as the Committee shall determine;

(ix)	direct the Company to make conversions, accruals and payments pursuant to the Plan;

(x)
determine whether, to what extent and under what circumstances an Award may be settled, cancelled, forfeited, accelerated, exchanged, deferred (in accordance with the requirements of Section 409A of the Code) or surrendered;

(xi)	construe and interpret the Plan and any Award issued under the Plan and make any determination of fact incident to the operation of the Plan;

(xii)	promulgate, amend and rescind rules, regulations, guidelines and practices relating to the implementation, operation and administration of the Plan;

(xiii)	accelerate the date on which any Award may be exercised or vest;

(xiv)	delegate responsibility for Plan operation, management and administration on such terms consistent with the Plan, as the Committee may establish;

(xv)	delegate to other persons the responsibility for prescribing the form(s) of Award Agreements and other instruments evidencing Awards under the Plan;

(xvi)	engage the services of persons and firms, including banks, consultants, insurance companies and broker-dealers in furtherance of the Plan’s activities; and

(xvii)	make all other determinations and take all other actions as the Committee may deem necessary or advisable for the administration and operation of the Plan.
The Committee may, in its sole discretion, delegate to one or more Executive Officers the power to select Participants from among the Employees provided that at the time of such grant, no recipient of such grants shall be an Executive Officer. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted thereunder in the manner and to the extent that it shall deem necessary or advisable to carry the Plan into effect and shall be the sole and final judge of such necessity or advisability.
(c)BINDING ACTION. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan, and of any Award Agreement, shall be final, conclusive and binding upon all Participants, and all persons claiming through Participants, affected thereby. No Committee member or delegate thereof shall be liable for any action taken or determination made, or which the Committee member or delegate fails to take or make, in good faith with respect to the Plan or any Awards granted thereunder.
(d)ADMINISTRATIVE ACCOUNTS. For the purpose of accounting for Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards or Other Stock-Based Awards where settlement is deferred into the future, the Company shall establish bookkeeping accounts evidencing the shares of Common Stock underlying such Awards and bearing the name of each Participant receiving such Awards. Each account shall be unsecured and unfunded, unless otherwise determined by the Committee in accordance with the terms of the Plan.
(e)AWARDS TO EMPLOYEES OUTSIDE OF THE UNITED STATES. The Committee may grant Awards to Employees who reside in countries outside of the United States. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion:

(i)	amend or vary the terms of the Plan in order to conform such terms with the requirements of each country where a Subsidiary is located;

(ii)
amend or vary the terms of the Plan in each country where an Employee or a Subsidiary is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants and/or the Subsidiary; or

(iii)	amend or vary the terms of the Plan in a country where an Employee or a Subsidiary is located as it considers necessary or desirable to meet the goals and objectives of the Plan.
The Committee may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes. The Committee may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such jurisdictions. The terms and conditions contained herein which are subject to variation in a country shall be reflected in a written attachment to the Plan for each Subsidiary in such country. To the extent permitted under applicable law, the Committee may delegate its authority and responsibilities hereunder to one or more Executive Officers.
6.     GRANT OF AWARDS
(a)AWARDS TO EMPLOYEES. The Committee may, in its sole discretion, grant Awards to any Employee under the Plan and to establish the terms and conditions applicable to such Awards.
(b)AWARDS TO OUTSIDE DIRECTORS. The Board (in lieu of the Committee) may, in its sole discretion, grant Awards under the Plan to Outside Directors, and to establish the terms and conditions applicable to such Awards. All references in this Plan to the Committee, insofar as they relate to Awards to Outside Directors, shall be deemed references to the Board. The Board shall be responsible for administering and construing such Awards in substantially the same manner that the Committee administers and construes Awards to Employees.

7.     STOCK OPTIONS
(a)IN GENERAL. The Committee may grant Stock Options under the Plan, which may be Incentive Stock Options or Non-Qualified Stock Options. All Stock Options shall be subject to the terms and conditions of the Plan and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall determine. Stock Options may be granted in addition to, or in tandem with or independent of other Awards under the Plan.
(b)ELIGIBILITY AND LIMITATIONS. An Employee may be granted an Incentive Stock Option or a Non-Qualified Stock Option under the Plan. An Outside Director may be granted a Non-Qualified Stock Option under the Plan. The Committee shall determine, in its discretion, the Employees and Outside Directors to whom Stock Options will be granted, the timing of such grants, and the number of shares of Common Stock subject to each Stock Option granted; provided (i) the maximum number of shares of Common Stock in respect of which Stock Options may be granted to any individual Employee or Outside Director during any fiscal year shall not exceed three hundred thousand shares (300,000), and (ii) in respect of Incentive Stock Options and subject to adjustment as provided in Section 4(b) of the Plan, the maximum number of shares of Common Stock that may be issuable pursuant to Incentive Stock Options shall not exceed six hundred thousand shares (600,000) and the aggregate Fair Market Value, determined as of the date the Incentive Stock Option is granted, of the shares of Common Stock with respect to which an Incentive Stock Option becomes exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or such other limit as may be required under the Code (and any portion of an Incentive Stock Option that cannot be exercised as such because of this limitation shall be treated as a Non-Qualified Stock Option).
(c)EXERCISE PRICE. The per share exercise price of each Stock Option granted under the Plan shall be determined by the Committee at the time of grant, but in no event shall the per share exercise price of any Stock Option be less than 100% of the Fair Market Value of the Common Stock on the date of the grant of such Stock Option and in no event shall the per share exercise price of any Incentive Stock Option granted to any Participant, who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary, be less than 110% of the Fair Market Value of the Common Stock on the date of the grant of such Incentive Stock Option.
(d)TERM. The term of each Stock Option shall be fixed by the Committee, provided that the term shall not exceed ten (10) years from the date of grant and the term of an Incentive Stock Option granted to any Participant who at the time of such grant, owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, shall not exceed five (5) years from the date of grant.
(e)EXERCISABILITY. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the date of grant; provided, however, that no Stock Option shall be exercisable during the first year after the date such Stock Option is granted. No Stock Option may be exercised unless the holder thereof is at the time of such exercise an Employee or Outside Director and has been continuously an Employee or Outside Director since the date such Stock Option was granted, except that the Committee or designated Executive Officers may permit the exercise of any Stock Option for any period following the Participant’s termination of employment or directorship not in excess of the original term of the Stock Option on such terms and conditions as it shall deem appropriate and specified in the related Award Agreement.
(f) METHOD OF EXERCISE. A Stock Option may be exercised, in whole or in part, by giving notice of exercise to the Company, in such form(s) as may be established by the Committee, specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the exercise price, plus any required withholding taxes, by any combination of the following methods of exercise as may be permitted by the Committee in its sole discretion and specified in the Participant’s Award Agreement:

(i)	cash;

(ii)
by surrender to the Company (either by actual delivery or attestation to the ownership) of shares of Common Stock with an aggregate Fair Market Value on the date of exercise that is equal to or less than the aggregate exercise price and payment of cash to the extent of any remaining balance of the aggregate exercise price;

(iii)
for Non-Qualified Stock Options, by a net exercise arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares of Common Stock with an aggregate Fair Market Value on the date of exercise that is equal to or less than the aggregate exercise price and will receive cash from the Participant to the extent of any remaining balance of the aggregate exercise price; or

(iv)
by delivery of irrevocable instructions to a broker designated by the Committee to deliver promptly to the Company an amount equal to the aggregate exercise price for the shares of Common Stock being purchased, along with any applicable tax withholdings, subject to applicable law (“broker-assisted exercise”).

For the sake of clarity, the Committee shall have the discretionary authority to grant Stock Options that do not entitle a Participant to use all of the foregoing methods of exercise, and the Committee shall have the discretionary authority to limit a Participant to a particular method of exercise.
(g) LIMITATION ON MAXIMUM VALUE. Notwithstanding the foregoing, the Committee may establish, at the date of grant, terms and conditions regarding any Stock Option that limit the maximum value that a Participant may realize upon the exercise of such Stock Option as determined by reference to shares of Common Stock, based on the Fair Market Value on the date of exercise.
8.     STOCK APPRECIATION RIGHTS
(a)IN GENERAL. The Committee may grant SARs under the Plan. All SARs shall be subject to the terms and conditions of the Plan and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall determine. SARs may be granted in addition to, or in tandem with or independent of or other Awards under the Plan.
(b)ELIGIBILITY AND LIMITATIONS. Any Employee or an Outside Director may be granted SARs. The Committee shall determine, in its discretion, the Employees and Outside Directors to whom SARs will be granted, the timing of such grants, and the number of shares of Common Stock subject to each SAR granted; provided the maximum number of shares of Common Stock in respect of which SARs may be granted to any individual Employee or Outside Director during any fiscal year shall be three hundred thousand shares (300,000).
(c)EXERCISE PRICE. The per share exercise price of each SAR granted under the Plan shall be determined by the Committee prior to or at the time of grant, but in no event shall the per share exercise price of any SAR be less than 100% of the Fair Market Value of the Common Stock on the date of the grant of such SAR.
(d)TERM. The term of each SAR shall be fixed by the Committee provided that the term shall not exceed ten (10) years from the date of grant.
(e)EXERCISABILITY. An SAR shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the date of grant; provided, however, that no SAR shall be exercisable during the first year after the date of grant. No SAR may be exercised unless the holder thereof is at the time of such exercise an Employee or Outside Director and has been continuously an Employee or Outside Director since the date such SAR was granted, except that the Committee may permit the exercise of any SAR for any period following the Participant’s termination of employment or directorship not in excess of the original term of the SAR on such terms and conditions as it shall deem appropriate and specified in the related Award Agreement.
(f)FORM OF SETTLEMENT. An SAR may be settled in the form of shares of Common Stock or in cash, as may be established by the Committee in its discretion and specified in the related Award Agreement.
(g)LIMITATION ON MAXIMUM VALUE. Notwithstanding the foregoing, the Committee may establish, at the date of grant, terms and conditions regarding any SAR that limit the maximum value that a Participant may realize upon the exercise of such SAR.

9.     RESTRICTED STOCK AND RESTRICTED STOCK UNITS
(a)IN GENERAL. The Committee may grant Restricted Stock and Restricted Stock Units under the Plan. All grants of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions of the Plan and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall determine. Restricted Stock and Restricted Stock Units may be granted in addition to, or in tandem with or independent of other Awards under the Plan.
(b)ELIGIBILITY AND LIMITATIONS. Any Employee or an Outside Director may be granted Restricted Stock and/or Restricted Stock Units under the Plan. The Committee, in its sole discretion, shall determine whether a Restricted Stock Grant and/or Restricted Stock Unit Grant shall be made, the Employee or Outside Director to receive such grant, and the conditions and restrictions imposed on such grant; provided, the maximum number of shares of Common Stock which may be issued to any individual Employee as Restricted Stock and via Restricted Stock Units during any fiscal year shall not exceed seventy-five thousand shares (75,000), and the maximum value of shares of Common Stock any individual Employee or Outside Director may receive as Restricted Stock and via Restricted Stock Units in any fiscal year shall not exceed five million dollars ($5,000,000), determined using the Fair Market Value of the shares of Restricted Stock and/or the shares of Common Stock underlying the Restricted Stock Units as of the date of the grant thereof.
(c)RESTRICTIONS FOR RESTRICTED STOCK. Shares of Restricted Stock issued to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for the Restricted Period beginning on the date on which the Award is granted. The Committee may also impose such other restrictions, limitations and conditions on the shares or the release of the restrictions thereon as it deems appropriate. In determining the Restricted Period of an Award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on specified dates following the grant date of such Award or all at once. The Restricted Period applicable to Restricted Stock granted to Employees or Outside Directors shall, in the case of a time-based restriction, be not less than one (1) year, with no more frequent than ratable vesting over such period.
(d)RESTRICTIONS FOR RESTRICTED STOCK UNITS. The Restricted Period applicable to Restricted Stock Units granted to Employees shall, in the case of a time-based restriction, be not less than one (1) year, with no more frequent than ratable vesting over such period. The Committee may also impose such other restrictions, limitations and conditions on the Restricted Stock Units or the release of the restrictions thereon as it deems appropriate. In determining the Restricted Period of an Award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the Restricted Stock Units on specified dates following the grant date of such Award or all at once.
(e)SETTLEMENT. Upon lapse of the Restricted Period and if all conditions have been satisfied and any applicable Performance Goals attained, the shares of Restricted Stock shall become freely-transferable and non-forfeitable, and the shares of Common Stock underlying a Restricted Stock Unit will be made available to the Participant, subject to satisfaction of applicable withholding tax requirements; provided, that the Committee may, in its discretion, require (i) the further deferral of any Restricted Stock or shares of Common Stock underlying a Restricted Stock Unit beyond the initially specified Restricted Period subject to the conditions set forth in Section 12, (ii) that the Restricted Stock be retained by the Company, and (iii) that the Participant receive a cash payment in lieu of unrestricted shares of Common Stock.
(f)RIGHTS AS A SHAREHOLDER. Except as otherwise provided in an Award Agreement, a Participant shall have, with respect to shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and receive any cash dividends paid thereon. Stock dividends distributed with respect to shares of Restricted Stock shall be treated as additional shares under the Restricted Stock grant and shall be subject to the restrictions and other terms and conditions set forth therein. A Participant holding a Restricted Stock Unit shall not have any rights of a shareholder of the Company until such time as the shares of Common Stock underlying the Restricted Stock Unit grant are delivered to Participant. The Committee has discretion to determine whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive dividend equivalents (in the form of cash, Common Stock or other property) corresponding to the dividends payable on the shares of Common Stock underlying the Restricted Stock Unit, provided that any dividend equivalents that are awarded shall not vest and become payable unless the underlying Restricted Stock Units vest.

10.     PERFORMANCE AWARDS
(a)ELIGIBILITY AND TERMS. The Committee may grant, to Employees, Awards under the Plan, including Stock Options, SARs, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards, which may be earned in whole or in part upon the attainment of Performance Goals established by the Committee (“Performance Awards”). Outside Directors may not receive Performance Awards under the Plan. Performance Awards may be settled in shares of Common Stock or in cash, as the Committee may establish in its sole discretion, and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee or designated Executive Officers shall determine in accordance with personnel policies developed by the Company. The Committee shall, in its sole discretion, determine the Employees eligible to receive Performance Awards. At the time each Performance Award is granted, the Committee shall establish the Performance Period, the Performance Measure and the Performance Goals in respect of such Performance Awards. Performance Awards may be made alone, in addition to, in tandem with, or independent of other Awards under the Plan.
(b)LIMITATIONS. The maximum number of shares of Common Stock which may be the subject of Performance Awards made to any individual Employee in respect of any fiscal year shall not exceed seventy-five thousand shares (75,000). Also, the maximum value any individual Employee may receive during any fiscal year as Performance Awards shall not exceed five million dollars ($5,000,000), determined using the Fair Market Value of such Performance Awards as of the date of grant.
(c)PERFORMANCE GOALS, PERFORMANCE MEASURES AND PERFORMANCE PERIODS. Each Performance Award shall provide that, in order for a Participant to receive all or a portion of the shares of Common Stock subject to such Performance Award, the Company must achieve certain Performance Goals over a designated Performance Period having a minimum duration of one year, with attainment of the Performance Goals determined using specific Performance Measures. The Performance Goals and Performance Period shall be established by the Committee in its sole discretion. The Committee shall establish Performance Measures for each Performance Period for determining the extent to which the Performance Award which will vest based on the attainment level of the Performance Goals. In establishing Performance Goals, the Committee may use Performance Measures based on any one, or on any combination, of the following Company performance factors (or such other performance factors) as the Committee deems appropriate:

(i)	cumulative net income per diluted share;

(ii)	cumulative net income;

(iii)	return on sales;

(iv)	total shareholder return;

(v)	return on assets;

(vi)	economic value added;

(vii)	cash flow;

(viii)	return on equity;

(ix)	return on capital employed;

(x)	cumulative operating income (which shall equal consolidated sales minus cost of goods sold and selling, general and administrative expense); and

(xi)	achievement of explicit strategic objectives or milestones.
Performance Goals may include minimum, maximum and target levels of performance, with the size of Performance Award based on the level attained. Once established by the Committee and specified in the Award Agreement, and if and to the extent provided in or required by the Award Agreement, the Performance Goals and the Performance Measure in respect of any Performance Award shall not be changed. The Committee may, in its discretion, eliminate, reduce or increase the amount of any Performance Award that otherwise would be payable to a Participant upon attainment of the Performance Goal(s).

11.     OTHER STOCK-BASED AWARDS
The Committee may grant, to Employees and Outside Directors, Other Stock-Based Awards that are valued in whole or in part by reference to, or are otherwise based upon shares of Common Stock, either alone or in addition to other Awards granted under this Plan. Other Stock-Based Awards may be settled in shares of Common Stock, cash or any other form of property, as the Committee shall determine in its sole discretion. Subject to this Plan, the Committee shall have sole and complete authority to determine the Employees and Outside Directors to whom and the time or times at which Other Stock-Based Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards and all other terms and conditions of Other Stock-Based Awards. Other Stock-Based Awards shall be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with this Plan as herein set forth. Unless the Committee determines otherwise to address specific considerations, Other Stock-Based Awards granted to Employees or Outside Directors shall have a vesting period of not less than one year.
12.DEFERRALS
The Committee may, whether at the time of grant or at anytime thereafter prior to payment or settlement of an Award, require a Participant to defer, or permit (subject to such conditions as the Committee may from time to time establish) a Participant to elect to defer, receipt of all or any portion of any payment of cash or shares of Common Stock that would otherwise be due to such Participant in payment or settlement of any Award under the Plan. If any such deferral is required by the Committee (or is elected by the Participant with the permission of the Committee), the Committee shall establish rules and procedures for such payment deferrals intended to cause the deferral to be either exempt from or in compliance with the rules and regulations of Section 409A of the Code. In any event, neither the Committee nor the Board shall have the authority to establish rules or procedures that would cause an Award that is not intended to be subject to Section 409A of the Code on the grant date to become subject thereto. The Committee may provide for the payment or crediting of interest, at such rate or rates as it shall in its discretion deem appropriate, on such deferred amounts credited in cash and the payment or crediting of dividend equivalents in respect of deferred amounts credited in common stock equivalents. Deferred amounts may be paid in a lump sum or in installments in the manner and to the extent permitted, and in accordance with rules and procedures established, by the Committee.
13.NON-TRANSFERABILITY OF AWARDS
Unless the Committee, in its sole discretion, determines otherwise at the time an Award is granted, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. An Award and all rights thereunder shall terminate immediately if a Participant attempts to sell, pledge, assign, hypothecate, transfer or otherwise dispose of an Award or any rights therein to any person except as permitted herein or pursuant to the terms of such Award. To the extent the Committee authorizes the transferability of the Award, (i) in no event shall any transfer be made to any person or persons other than such Participant’s spouse, children or grandchildren, or a trust for the exclusive benefit of one or more such persons, which transfer must be made as a gift and without any consideration; and (ii) provide for the transferability of a particular grant or Award pursuant to a qualified domestic relations order. All other transfers and any re-transfer by any permitted transferee are prohibited and any such purported transfer shall be null and void. Each Award which becomes the subject of permitted transfer (and the Participant to whom it was granted by the Company) shall continue to be subject to the same terms and conditions as were in effect immediately prior to such permitted transfer. The Participant shall remain responsible to the Company for the payment of all withholding taxes including but not limited to those incurred as a result of any grant, vesting or exercise of such Award, as applicable. In no event shall any permitted transfer of an Award create any right in any party in respect of any Award, other than the rights of the qualified transferee in respect of such Award specified in the related Award Agreement.
14.CHANGE IN CONTROL
(a) EFFECT ON AWARDS. In the event of a Change in Control (as defined below) of the Company, except as otherwise provided in an applicable Award Agreement or as the Board comprised of a majority of continuing Directors may expressly provide otherwise, and notwithstanding any other provision of the Plan to the contrary: (i) all Stock Options then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable; (ii) all restrictions and conditions in respect of all Restricted Stock and Restricted Stock Unit Grants then outstanding shall be deemed satisfied as of the date of the Change in Control; and (iii) all Performance Awards and

Awards shall be deemed to have been fully earned, at the maximum amount of the award opportunity specified in the Award Agreement, as of the date of the Change in Control. In the event that a payment or delivery of an Award in connection with a Change in Control would not be a permissible distribution event, within the meaning of Section 409A(a)(2) of the Code or any regulations or other guidance issued thereunder, then the payment or delivery shall be made on the earlier of (i) the date of payment or delivery originally provided for such Award; or (ii) the date of termination of the Participant’s employment or service with the Company that meets the requirements of Section 409A of the Code or six months after such termination in the case of a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.
(b) CHANGE IN CONTROL DEFINED. For purposes of this Section 14 of the Plan, Change in Control means a transaction of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if: (i) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the Beneficial Ownership or changes therein, of the Company’s securities by either of the foregoing); (ii) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holders of the Company common stock, directly or indirectly, have at least a 65% ownership interest; (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation ("Control Transaction"), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.
15.AMENDMENT AND TERMINATION
The Board may at any time terminate the Plan, except with respect to Awards then outstanding. The Board may amend the Plan at any time and from time to time in such respects as the Board may deem necessary or appropriate without approval of the shareholders, unless such approval is necessary in order to comply with applicable laws, including the Exchange Act, NASDAQ or stock exchange rules on which prices for the Common Stock are quoted at any given time, the Code and the analogous applicable laws of any other country or jurisdiction where Awards are granted under the Plan. In no event may the Board amend the Plan without the approval of the shareholders to: (i) increase the Aggregate Share Limit; (ii) increase any limitation set forth in the Plan on the number of shares of Common Stock which may be issued, or the aggregate value of Awards which may be made, issued, or received, in respect of any type of grant to all Participants during the term of the Plan or to any individual Participant during any specified period; or (iii) reduce the minimum exercise price for Stock Options.
16.MISCELLANEOUS
(a) WITHHOLDING TAXES. All Awards granted under the Plan will be made subject to any applicable withholding for taxes of any kind. The Company or the Subsidiary that employs a Participant shall have the right to deduct from any amount payable under the Plan, including delivery of shares of Common Stock to be made under the Plan, all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment (including social insurance contributions) and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If shares of Common Stock are used to satisfy withholding taxes, such shares shall be valued, unless otherwise provided for in an Award Agreement, based on the Fair Market Value of the shares of Common Stock on the date when the withholding for taxes is determined. The Company or the Subsidiary that employs a Participant shall have the right to require a Participant to pay cash to satisfy withholding taxes as a condition to the payment or settlement of any amount (whether in cash or shares of Common Stock) under the Plan.

(b)NO RIGHT TO EMPLOYMENT. Neither the adoption of the Plan nor the grant of any Award shall confer upon any Employee any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Employee at any time, with or without Cause.
(c)UNFUNDED PLAN. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
(d)PAYMENTS TO TRUST. The Committee is authorized to cause to be established a trust agreement or several trust agreements where under the Committee may make payments of amounts due or to become due to Participants in the Plan.
(e)OTHER COMPANY BENEFIT AND COMPENSATION PROGRAMS. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any pension or other employee benefit plan or similar arrangement provided by the Company or any Subsidiary, unless (i) expressly so provided by such other plan or arrangement or (ii) the Committee expressly determines that an Award or a portion thereof should be included as recurring compensation. Nothing contained in the Plan shall prohibit the Company or any Subsidiary from establishing other special awards, incentive compensation plans, compensation programs and other similar arrangements providing for the payment of performance, incentive or other compensation to Employees. Payments and benefits provided to any Employee under any other plan, including, without limitation, any stock option, stock award, restricted stock, deferred compensation, savings, retirement or other benefit plan or arrangement, shall be governed solely by the terms of such other plan.
(f)REQUIREMENTS OF LAW. The granting of Awards and the issuance of shares of Common Stock or cash payouts under this Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies or national securities exchanges as may be required.
(g)SECURITIES LAW COMPLIANCE. As to any Participant who is, on the relevant date, an Executive Officer, Director or ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act or any successor rule. To the extent any provision of this Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.
No Stock Option granted pursuant to this Plan shall be exercisable in whole or in part, and no shares of Common Stock shall be issued pursuant to an Award, if such exercise or issuance would, in the opinion of counsel for the Company, violate the Securities Act of 1933 (or other federal or state statutes having similar requirements), as in effect at that time. Each Award shall be subject to the further requirement that, if at any time the Board shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to such Award under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue of shares of Common Stock thereunder, such Award may not be exercised and no shares of Common Stock may be issued in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained to the satisfaction of the Board in its sole discretion.
(h)CODE SECTION 409A COMPLIANCE. To the maximum extent possible, it is intended that the Plan and all Awards hereunder are, and shall be, exempt from or otherwise comply with the requirements of Section 409A of the Code, the regulations thereunder promulgated by the United States Department of Treasury (the “Treasury Regulations”) and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax withholding obligations under Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment or transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement by reference to a termination of employment will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax obligations under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is one (1) day after six (6) months following the Participant’s termination of employment (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period (or death) or as soon as administratively practicable within thirty (30) days thereafter, but in no event later than the end of the applicable taxable year. In no event whatsoever shall the Company be liable for any additional taxes, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
(i)SEVERABILITY. In the event any provision of the Plan shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of the Plan.
(j)TRANSITION—The Plan replaces and supersedes the Prior Plan, which shall automatically terminate when the Plan becomes effective; provided, that such termination shall not affect any grants or awards then outstanding under the Prior Plan
(k)GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Florida.

* * * * *